UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2005

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

45 William Street, Wellesley, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 237-5100

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 31, 2005, PerkinElmer, Inc. (“PerkinElmer”) entered into an unsecured revolving credit facility (the “Credit Agreement”) with PerkinElmer and certain subsidiaries of PerkinElmer as Borrowers, PerkinElmer as Guarantor, Bank of America, N.A. acting as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of America, N.A., Canada Branch, acting as Canada Paying Agent, Bank of America, N.A., Singapore Branch, as Singapore Paying Agent, and Bank of America, N.A., Tokyo Branch, as Yen Paying Agent and with other lenders party thereto. Citigroup Global Markets Inc. and HSBC Bank USA, National Association acted as Co-Syndication Agents, ABN AMRO Bank N.V. and Deutsche Bank Securities Inc. acted as Co-Documentation Agents, and Banc of America Securities LLC and Citigroup Global Markets Inc. acted as Joint Lead Arrangers and Joint Book Managers. The Credit Agreement provides for a $350 million unsecured revolving credit facility maturing on the fifth anniversary of the closing date.

This Credit Agreement replaces the senior secured credit agreement (the “Prior Credit Agreement”) dated as of December 26, 2002, as amended, among PerkinElmer, Inc., as Borrower, Merrill Lynch & Co., Merrill, Lynch, Pierce, Fenner and Smith Incorporated, as Arranger, Merrill Lynch Capital Corporation, as Syndication Agent, Societe Generale, as Documentation Agent, and Bank of America, N.A., as Administrative Agent and additional lenders (as defined in the Prior Credit Agreement) from time to time as parties thereto. The Prior Credit Agreement was comprised of a six-year term loan in the amount of $315 million and a $100 million five-year revolving credit facility secured primarily by a substantial portion of the PerkinElmer’s and its subsidiaries’ domestic assets. There was no outstanding principal balance under the remaining revolving credit facility at October 31, 2005. Letters of credit in the aggregate amount of approximately $15 million, originally issued under the Prior Credit Agreement, will be treated as issued under the Credit Agreement.

Borrowings made pursuant to the Credit Agreement will bear interest, payable quarterly or, if earlier, at the end of any interest period, at either (a) the base rate, described in the Agreement as the higher of the annual rate of the lead bank’s prime rate or the federal funds rate plus 0.50%, or, with respect to loans in Canadian dollars, the Canadian prime rate or (b) the Eurocurrency rate (a publicly published rate) (plus, for certain lenders, a fee to compensate the lender for certain additional applicable fees), plus a percentage spread based on PerkinElmer’s credit rating. Under certain conditions, PerkinElmer may request an increase not to exceed $100,000,000 in the aggregate maximum commitment under the agreement. Under the terms of the Credit Agreement, PerkinElmer agrees to pay a facility fee, payable quarterly, at rates that vary depending on PerkinElmer’s credit rating and the outstanding amount of commitments under the facility, and, when applicable, a letters of credit fronting fee and letter of credit fee (as defined in the Credit Agreement).

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on PerkinElmer and its subsidiaries with respect to liens, investments, incurrence of indebtedness, disposition of assets, mergers and acquisitions, subordinated debt, and transactions with affiliates. The Credit Agreement also contains customary financial covenants and events of default (with customary grace periods, as applicable). PerkinElmer may use the proceeds of borrowings under the Credit Agreement for working capital, capital expenditures and other general corporate purposes, including acquisitions made under certain conditions and to refinance PerkinElmer’s existing indebtedness, including indebtedness arising under the Prior Credit Agreement and the outstanding senior subordinated notes.

PerkinElmer has from time to time had banking relationships with the parties to the Credit Agreement.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

On October 31, 2005, PerkinElmer entered into the Tenth Amendment (the “Amendment”) to the Receivables Sale Agreement, dated as of December 21, 2001 among PerkinElmer Receivables Company, PerkinElmer, ABN AMRO Bank N.V., the committed purchasers named therein and Windmill Funding Corporation. The Amendment includes amendments to certain defined terms to reflect PerkinElmer’s entry into the Credit Agreement and termination of the Prior Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement

On October 31, 2005, the Credit Agreement (the “Prior Credit Agreement”), dated as of December 26, 2002 among PerkinElmer, Inc., as Borrower, Merrill Lynch & Co., Merrill, Lynch, Pierce, Fenner and Smith Incorporated, as Arranger, Merrill Lynch Capital Corporation, as Syndication Agent, Societe Generale, as Documentation Agent, Bank of America, N.A., as Administrative Agent and additional Lenders from time to time as parties thereto, as amended, was terminated and replaced by an unsecured revolving credit facility (the “Credit Agreement”). The information reported under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: November 4, 2005	By:	/s/ ROBERT F. FRIEL
Robert F. Friel
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 31, 2005, among PerkinElmer, Inc. and Certain Subsidiaries as Borrowers, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Bank Of America, N.A., Canada Branch, as Canada Paying Agent, Bank of America, N.A., Singapore Branch, as Singapore Paying Agent, and Bank Of America, N.A., Tokyo Branch, as Yen Paying Agent and the Other Lenders party thereto